UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Ashenhurst, Harry J.
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   3/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chief Administration Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share       3/5/02      J(1) V   2,100        D   $9.75        150,805        D



                                                                  1



Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative                                                                    Date      Expiration
                               Security                       Code  V   A                D                Exercisable     Date
------------------------------------------------------------------------------------------------------------------------------------





Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                  8)Price     9)Number of   10)Owner-    11)Nature of
Security                       action    of Underlying                       of Deri-    Derivative    ship Form       Indirect
                               Date      Securities                          vative      Securities    of Derivative   Beneficial
                                                               Amount or     Security    Beneficially  Security:       Ownership
                                                               Number of                 Owned at      Direct (D) or
                  -                      Title                 Shares                    End of Month  Indirect (I)
------------------------------------------------------------------------------------------------------------------------------------



Explanation of Responses:

(1) Restricted shares vested on 12/31/01, but were released on 3/5/02 with the closing price as of 12/31/01. Shares were traded for taxes on the release date.

-   Attorney in fact  pursuant to the power of attorney  dated  7/9/99.

- An audit of reporting person's Employee Stock Purchase Plan account revealed an additional unreported 38 shares purchased on 7/25/00.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Harry J. Ashenhurst
DATE 4/9/02